Exhibit 99.1
News Release

For Immediate Release	Investor Relations Contact:
October 31, 2005	Arleen Llerandi
Vice President, Investor Relations
(407) 822-2989
HUGHES SUPPLY RAISES THIRD QUARTER SALES AND EARNINGS
OUTLOOK
BOARD OF DIRECTORS FORMS SPECIAL COMMITTEE TO EXPLORE
STRATEGIC ALTERNATIVES
Hughes Supply, Inc. (NYSE:HUG) Orlando, Florida
     Hughes Supply, Inc., a leading distributor of construction, repair and maintenance-related products, announced today that due to strong demand across most of its businesses, revenue and earnings for its third quarter ending October 31, 2005 are expected to exceed the Company’s previously issued guidance. Revenues for the third quarter of fiscal year 2006 are now expected to be in the range of $1,480 million to $1,495 million, an increase over the previous year of 27% to 28%, driven primarily by higher organic sales growth in all segments, but particularly in the Water and Sewer, Utilities, and Maintenance, Repair and Operations (MRO) businesses. Earnings per diluted share are expected to be $0.66 to $0.68, compared to $0.54 per diluted share in the previous year’s third quarter, an increase of 22% to 26%. Previous guidance estimated revenues in the range of $1,350 million to $1,365 million and diluted earnings per share of $0.58 to $0.60.
     The improved operating performance is also attributable to recent higher PVC pricing associated with market supply and demand issues that may well correct in the fourth quarter. Therefore, at the present time, guidance for the full fiscal year ending January 31, 2006 remains unchanged, but will be reviewed in connection with the planned November 17, 2005 update following the actual close and announcement of the fiscal third quarter results.

     In addition, Hughes announced today that its Board of Directors has authorized the Company to consider strategic alternatives for the Company to maximize shareholder value. In support of this initiative, a Special Committee of independent directors of the Board of Directors has been formed to oversee the process.
     Tom Morgan, President and CEO of Hughes Supply said, “We continue to benefit from strong end market demand across our businesses and throughout the attractive geographies in which we operate. Additionally, we have made good progress in the last few years on our operational initiatives to increase profitability and returns. With new and larger players entering our industry, the competitive landscape is changing quickly. To position us for continued success, our Company needs to accelerate change in a number of areas, including human resource development, off-shore sourcing of products, improvement of underperforming businesses, and creating greater efficiency in our overall distribution structure.
     “There are, of course, a multitude of ways to maximize the Company’s potential and enhance shareholder value. After considering various factors, including our Company’s continued strong performance, our enviable market position and product portfolio, and the acceleration of industry consolidation, the Board unanimously determined that now is an appropriate time to evaluate all strategic alternatives,” concluded Morgan.
     There can be no assurance the Company will enter into or consummate any transaction, or as to the terms or timing thereof. The Special Committee has retained Lehman Brothers as its financial advisor and Weil, Gotshal & Manges, LLP as its legal advisor to assist in this process. The Company also stated that it does not expect to comment further until the Committee’s process is completed, either upon the Board’s approval of a definitive transaction, or determination not to pursue a transaction at this time.
     Hughes will announce its third quarter earnings on Thursday, November 17, 2005, after market close and will hold a conference call at 9:00 a.m. Eastern time on Friday, November 18, 2005 to discuss third quarter earnings and additional segment detail, along with the fourth quarter outlook. This conference call can be accessed via the web at:
http://www.hughessupply.com by selecting the Investors tab, or via telephone at: 800-857-6553; passcode Hughes; leader Mr. David Bearman. A replay of the conference call will be available on the website until December 18, 2005, or you may dial 866-434-5256; passcode Hughes.
About Hughes Supply, Inc.
     Hughes Supply, Inc., founded in 1928, is one of the nation’s largest diversified wholesale distributors of construction, repair and maintenance-related products, with over 500 locations in 40 states. Headquartered in Orlando, Florida, Hughes employs approximately 9,400 associates and generated annual revenues of $4.4 billion in its last fiscal year. Hughes is a Fortune 500 company and was named the #1 Most Admired Company in America in the Wholesalers: Diversified Industry segment by FORTUNE Magazine. For additional information on Hughes Supply, you may visit www.hughessupply.com.
     Except for historical information, all other information discussed in this news release consists of forward-looking statements under the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe”, “anticipate”, “estimate”, “expect”, “may”, “will”, “should”, “plan”, “intend”, “project”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance, and achievements expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the results of the review of strategic alternatives by the Special Committee of the Board, disruption of normal management and business operations as a result of Special Committee activities, the strength of the construction market and the general economy, competition, delay in implementing operating systems, reliance on key personnel who may separate from the Company due to general attrition or due to additional uncertainties created by Special Committee activities, success in integrating and achieving expected profitability from acquired businesses, achieving enhanced profitability goals, fluctuating commodity prices, the Company’s fixed cost structure, customer credit policies, unexpected product shortages, product purchasing and supply, overseas movement of manufacturing facilities, and other factors set forth from time to time in filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release and under section 27A of the Securities Act and section 21E of the Exchange Act. Hughes Supply does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.